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Exhibit (a)(1)(B)

September 8, 2009
Subject: Stock Option Exchange Offer

Dear Eligible Employee,

        We are pleased to offer you this one-time voluntary opportunity to surrender eligible outstanding stock options with exercise prices significantly higher than the current market price of our common stock in exchange for a lesser amount of restricted stock (the "Exchange Offer"). The number of shares of restricted stock granted will be determined according to exchange ratios based on a combination of the exercise prices and remaining contractual terms (time to expiration) of your surrendered stock options. The exchange ratios are explained in the Offer to Exchange document and Frequently Asked Questions included on the Stock Option Exchange Program Website. Whether or not to participate in the Exchange Offer is completely your decision. If you choose not to participate, you do not need to take any action—you will simply keep your outstanding eligible stock options with their current terms and conditions. The Exchange Offer opens after close of market on Tuesday, September 8, 2009, and ends at 11:59 p.m., Eastern Daylight Time, on Monday, October 5, 2009.

Eligibility:

        Only eligible employees with eligible stock options can participate in the Exchange Offer. Eligibility criteria are explained in the Offer to Exchange document located on the Stock Option Exchange Program Website, https://www.corp-action.net/sonusoptionexchange, managed by BNY Mellon. You are likely an eligible employee with eligible stock options by virtue of receiving this email.

        To participate in the exchange program, eligible employees must enter the Personal PIN Number located on the upper right-hand corner of this document. Your PIN is required to participate online.

        We are making this offer subject to the terms and conditions described in the Offer to Exchange document.

How to participate:

  •
  Log on to the Stock Option Exchange Program Website established for the Exchange Offer:

    https://www.corp-action.net/sonusoptionexchange/

  •
  Enter your Personal PIN Number

        Submissions by any other means will NOT be accepted.

Deadline:

        If you choose to participate in the Exchange Offer, your election(s) must be submitted online by 11:59 p.m., Eastern Daylight Time, on Monday, October 5, 2009. The expiration deadline will be strictly enforced.

Withdrawal:

        If you wish to withdraw some or all of your previously surrendered eligible stock options from the Exchange Offer, you must notify BNY Mellon of your withdrawal election online through the Stock Option Exchange Program Website. The deadline for submitting a withdrawal election is the same as the deadline for submitting an election form, as discussed above.

Informational Sessions:

        Beginning September 15, 2009, we intend to provide informational sessions for eligible employees to discuss the details of the Exchange Offer and the process for participation. More information about the sessions will be posted on the Stock Option Exchange Program Website. These sessions are not a substitute for carefully reviewing the enclosed materials and are not intended to provide a comprehensive overview of the program.

        You should carefully read the information posted on the Stock Option Exchange Program Website, and you are encouraged to consult your own outside tax, financial and legal advisors as you deem appropriate before you make any decision whether to participate in the Exchange Offer. Participation involves risks that are discussed in the "Risk Factors" section of the Offer to Exchange document. No one from Sonus Networks or BNY Mellon is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

        If you have questions about the Exchange Offer or how to participate, please contact the BNY Mellon Shareowner Services Customer Service Center, between the hours of 9:00 a.m. and 7:00 p.m., Eastern Daylight Time, Monday through Friday, at the numbers below:

Toll-Free: 1-866-222-8391
OR 201-680-6579

Best regards,

Dr. Richard N. Nottenburg
 President and Chief Executive Officer

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  Exhibit (a)(1)(B)